Citigroup Global Markets Holdings Inc.	June 26, 2025 Medium-Term Senior Notes, Series N Pricing Supplement No. 2025-USNCH27257 Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-270327 and 333-270327-01

Buffer Securities Linked to the Worst Performing of the Global X Copper Miners ETF, the iShares® Silver Trust and the SPDR® Gold Trust Due June 28, 2028

▪	The securities offered by this pricing supplement are unsecured debt securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. Unlike conventional debt securities, the securities do not pay interest and do not repay a fixed amount of principal at maturity. Instead, the securities offer a payment at maturity that may be greater than, equal to or less than the stated principal amount, depending on the performance of the worst performing of the underlyings specified below from its initial underlying value to its final underlying value.

▪	The securities offer modified exposure to the performance of the worst performing underlying, with (i) the opportunity to participate in any appreciation of the worst performing underlying at the upside participation rate specified below and (ii) a limited buffer against any depreciation of the worst performing underlying as described below. In exchange for these features, investors in the securities must be willing to forgo any dividends with respect to any underlying. In addition, investors in the securities must be willing to accept downside exposure to any depreciation of the worst performing underlying in excess of the buffer percentage specified below. If the worst performing underlying depreciates by more than the buffer percentage from its initial underlying value to its final underlying value, you will lose 1% of the stated principal amount of your securities for every 1% by which that depreciation exceeds the buffer percentage.

▪	You will be subject to risks associated with each of the underlyings and will be negatively affected by adverse movements in any one of the underlyings.

▪	In order to obtain the modified exposure to the worst performing underlying that the securities provide, investors must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any amount due under the securities if we and Citigroup Inc. default on our obligations. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

KEY TERMS
Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc.
Underlyings:	Underlying	Initial underlying value*	Final buffer value**
	Global X Copper Miners ETF	$45.59	$41.031
	iShares® Silver Trust	$33.34	$30.006
	SPDR® Gold Trust	$306.78	$276.102
*For each underlying, its closing value on the pricing date **For each underlying, 90.00% of its initial underlying value
Stated principal amount:	$1,000 per security
Pricing date:	June 26, 2025
Issue date:	June 30, 2025
Valuation date:	June 26, 2028, subject to postponement if such date is not a scheduled trading day or certain market disruption events occur
Maturity date:	June 28, 2028
Payment at maturity:

You will receive at maturity for each security you then hold:

▪

If the final underlying value of the worst performing underlying is greater than its initial underlying value:

$1,000 + the return amount

▪

If the final underlying value of the worst performing underlying is less than or equal to its initial underlying value but greater than or equal to its final buffer value:

$1,000

▪

If the final underlying value of the worst performing underlying is less than its final buffer value:

$1,000 + [$1,000 × (the underlying return of the worst performing underlying + the buffer percentage)]

If the final underlying value of the worst performing underlying is less than its final buffer value, which means that the worst performing underlying has depreciated from its initial underlying value by more than the buffer percentage, you will lose 1% of the stated principal amount of your securities at maturity for every 1% by which that depreciation exceeds the buffer percentage.

Final underlying value:	For each underlying, its closing value on the valuation date
Return amount:	$1,000 × the underlying return of the worst performing underlying × the upside participation rate
Upside participation rate:	137.00%
Worst performing underlying:	The underlying with the lowest underlying return
Underlying return:	For each underlying, (i) its final underlying value minus its initial underlying value, divided by (ii) its initial underlying value
Buffer percentage:	10.00%
Listing:	The securities will not be listed on any securities exchange
CUSIP / ISIN:	17333KCW5 / US17333KCW53
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)	Underwriting fee(2)	Proceeds to issuer
Per security:	$1,000.00	$35.00	$965.00
Total:	$1,915,000.00	$67,025.00	$1,847,975.00

(1) On the date of this pricing supplement, the estimated value of the securities is $890.80 per security, which is less than the issue price.  The estimated value of the securities is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in this pricing supplement.

(2) For more information on the distribution of the securities, see “Supplemental Plan of Distribution” in this pricing supplement. In addition to the underwriting fee, CGMI and its affiliates may profit from hedging activity related to this offering, even if the value of the securities declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-5.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying product supplement, prospectus supplement and prospectus, which can be accessed via the hyperlinks below:

Product Supplement No. EA-02-10 dated March 7, 2023	Prospectus Supplement and Prospectus each dated March 7, 2023

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Global Markets Holdings Inc.

Additional Information

General. The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, the accompanying product supplement contains important information about how the closing value of each underlying will be determined and about adjustments that may be made to the terms of the securities upon the occurrence of market disruption events and other specified events with respect to each underlying. It is important that you read the accompanying product supplement, prospectus supplement and prospectus together with this pricing supplement in connection with your investment in the securities. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

Closing Value. The “closing value” of each underlying on any date is the closing price of its underlying shares on such date, as provided in the accompanying product supplement. The “underlying shares” of the underlyings are their respective shares that are traded on a U.S. national securities exchange. Please see the accompanying product supplement for more information.

Delisting, Liquidation or Termination of the Underlying Shares. If a termination event occurs with respect to the underlying shares as described in the accompanying product supplement in the section “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Delisting, Liquidation or Termination of an Underlying ETF”, and if as of any date of determination the calculation agent has not selected any successor ETF that is available on such date of determination, the closing price with respect to the underlying shares on such date of determination will be determined by the calculation agent in good faith and in a commercially reasonable manner.

Payout Diagram

The diagram below illustrates your payment at maturity for a range of hypothetical underlying returns of the worst performing underlying.

Investors in the securities will not receive any dividends with respect to the underlyings. The diagram and examples below do not show any effect of lost dividend yield over the term of the securities. See “Summary Risk Factors—You will not receive dividends or have any other rights with respect to the underlyings” below.

Payout Diagram

■ The Securities	■ The Worst Performing Underlying
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Citigroup Global Markets Holdings Inc.

Hypothetical Examples

The examples below illustrate how to determine the payment at maturity on the securities, assuming the various hypothetical final underlying values indicated below. The examples are solely for illustrative purposes, do not show all possible outcomes and are not a prediction of what the actual payment at maturity on the securities will be. The actual payment at maturity will depend on the actual final underlying value of the worst performing underlying.

The examples below are based on the following hypothetical values and do not reflect the actual initial underlying values or final buffer values of the underlyings. For the actual initial underlying value and final buffer value of each underlying, see the cover page of this pricing supplement. We have used these hypothetical values, rather than the actual values, to simplify the calculations and aid understanding of how the securities work. However, you should understand that the actual payment at maturity on the securities will be calculated based on the actual initial underlying value and final buffer value of each underlying, and not the hypothetical values indicated below. For ease of analysis, figures below have been rounded.

Underlying	Hypothetical initial underlying value	Hypothetical final buffer value
Global X Copper Miners ETF	$100.00	$90.00 (90.00% of its hypothetical initial underlying value)
iShares® Silver Trust	$100.00	$90.00 (90.00% of its hypothetical initial underlying value)
SPDR® Gold Trust	$100.00	$90.00 (90.00% of its hypothetical initial underlying value)

Example 1—Upside Scenario. The final underlying value of the worst performing underlying is $105.00, resulting in a 5.00% underlying return for the worst performing underlying. In this example, the final underlying value of the worst performing underlying is greater than its initial underlying value.

Underlying	Hypothetical final underlying value	Hypothetical underlying return
Global X Copper Miners ETF*	$105.00	5.00%
iShares® Silver Trust	$150.00	50.00%
SPDR® Gold Trust	$130.00	30.00%

* Worst performing underlying

Payment at maturity per security = $1,000 + the return amount

= $1,000 + ($1,000 × the underlying return of the worst performing underlying × the upside participation rate)

= $1,000 + ($1,000 × 5.00% × 137.00%)

= $1,000 + $68.50

= $1,068.50

In this scenario, the worst performing underlying has appreciated from its initial underlying value to its final underlying value, and your total return at maturity would equal the underlying return of the worst performing underlying multiplied by the upside participation rate.

Example 2—Par Scenario. The final underlying value of the worst performing underlying is $95.00, resulting in a -5.00% underlying return for the worst performing underlying. In this example, the final underlying value of the worst performing underlying is less than its initial underlying value but greater than its final buffer value.

Underlying	Hypothetical final underlying value	Hypothetical underlying return
Global X Copper Miners ETF	$120.00	20.00%
iShares® Silver Trust*	$95.00	-5.00%
SPDR® Gold Trust	$110.00	10.00%

* Worst performing underlying

Payment at maturity per security = $1,000

In this scenario, the worst performing underlying has depreciated from its initial underlying value to its final underlying value, but not by more than the buffer percentage. As a result, you would be repaid the stated principal amount of your securities at maturity but would not receive any positive return on your investment.

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Citigroup Global Markets Holdings Inc.

Example 3—Downside Scenario. The final underlying value of the worst performing underlying is $30.00, resulting in a -70.00% underlying return for the worst performing underlying. In this example, the final underlying value of the worst performing underlying is less than its final buffer value.

Underlying	Hypothetical final underlying value	Hypothetical underlying return
Global X Copper Miners ETF	$120.00	20.00%
iShares® Silver Trust	$105.00	5.00%
SPDR® Gold Trust*	$30.00	-70.00%

* Worst performing underlying

Payment at maturity per security = $1,000 + [$1,000 × (the underlying return of the worst performing underlying + the buffer percentage)]

= $1,000 + [$1,000 × (-70.00% + 10.00%)]

= $1,000 + [$1,000 × -60.00%]

= $1,000 + -$600.00

= $400.00

In this scenario, the worst performing underlying has depreciated from its initial underlying value to its final underlying value by more than the buffer percentage. As a result, your total return at maturity in this scenario would be negative and would reflect 1-to-1 exposure to the negative performance of the worst performing underlying beyond the buffer percentage.

PS-4

Citigroup Global Markets Holdings Inc.

Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities. The securities are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the securities, and are also subject to risks associated with each underlying. Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities. You should consult your own financial, tax and legal advisors as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities. You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Securities” beginning on page EA-7 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

▪	You may lose a significant portion of your investment. Unlike conventional debt securities, the securities do not repay a fixed amount of principal at maturity. Instead, your payment at maturity will depend on the performance of the worst performing underlying. If the worst performing underlying depreciates by more than the buffer percentage from its initial underlying value to its final underlying value, you will lose 1% of the stated principal amount of your securities for every 1% by which that depreciation exceeds the buffer percentage.

▪	The securities do not pay interest. Unlike conventional debt securities, the securities do not pay interest or any other amounts prior to maturity. You should not invest in the securities if you seek current income during the term of the securities.

▪	The securities are subject to heightened risk because they have multiple underlyings. The securities are more risky than similar investments that may be available with only one underlying. With multiple underlyings, there is a greater chance that any one underlying will perform poorly, adversely affecting your return on the securities.

▪	The securities are subject to the risks of each of the underlyings and will be negatively affected if any one underlying performs poorly. You are subject to risks associated with each of the underlyings. If any one underlying performs poorly, you will be negatively affected. The securities are not linked to a basket composed of the underlyings, where the blended performance of the underlyings would be better than the performance of the worst performing underlying alone. Instead, you are subject to the full risks of whichever of the underlyings is the worst performing underlying.

▪	You will not benefit in any way from the performance of any better performing underlying. The return on the securities depends solely on the performance of the worst performing underlying, and you will not benefit in any way from the performance of any better performing underlying.

▪	You will be subject to risks relating to the relationship between the underlyings. It is preferable from your perspective for the underlyings to be correlated with each other, in the sense that their closing values tend to increase or decrease at similar times and by similar magnitudes. By investing in the securities, you assume the risk that the underlyings will not exhibit this relationship. The less correlated the underlyings, the more likely it is that any one of the underlyings will perform poorly over the term of the securities. All that is necessary for the securities to perform poorly is for one of the underlyings to perform poorly. It is impossible to predict what the relationship between the underlyings will be over the term of the securities. The underlyings differ in significant ways and, therefore, may not be correlated with each other.

▪	You will not receive dividends or have any other rights with respect to the underlyings. You will not receive any dividends with respect to the underlyings. This lost dividend yield may be significant over the term of the securities. The payment scenarios described in this pricing supplement do not show any effect of such lost dividend yield over the term of the securities. In addition, you will not have voting rights or any other rights with respect to the underlyings or the stocks included in the underlyings.

▪	Your payment at maturity depends on the closing value of the worst performing underlying on a single day. Because your payment at maturity depends on the closing value of the worst performing underlying solely on the valuation date, you are subject to the risk that the closing value of the worst performing underlying on that day may be lower, and possibly significantly lower, than on one or more other dates during the term of the securities. If you had invested directly in the underlyings or in another instrument linked to the worst performing underlying that you could sell for full value at a time selected by you, or if the payment at maturity were based on an average of closing values of the worst performing underlying, you might have achieved better returns.

▪	The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities.

▪	The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. CGMI currently intends to make a secondary market in relation to the securities and to provide an indicative bid price for the securities on a daily basis. Any indicative bid price for the securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the securities can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your securities prior to maturity. Accordingly, an investor must be prepared to hold the securities until maturity.

PS-5

Citigroup Global Markets Holdings Inc.

▪	The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, is less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the issue price. These costs include (i) any selling concessions or other fees paid in connection with the offering of the securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the securities. These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you. The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities. See “The estimated value of the securities would be lower if it were calculated based on our secondary market rate” below.

▪	The estimated value of the securities was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of, and correlation between, the closing values of the underlyings, dividend yields on the underlyings and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities. Moreover, the estimated value of the securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes. You should not invest in the securities because of the estimated value of the securities. Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

▪	The estimated value of the securities would be lower if it were calculated based on our secondary market rate. The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the securities for purposes of any purchases of the securities from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that is payable on the securities.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the securities, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the securities prior to maturity.

▪	The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market. Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the securities determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the securities than if our internal funding rate were used. In addition, any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the securities will be less than the issue price.

▪	The value of the securities prior to maturity will fluctuate based on many unpredictable factors. The value of your securities prior to maturity will fluctuate based on the closing values of the underlyings, the volatility of, and correlation between, the closing values of the underlyings, dividend yields on the underlyings, interest rates generally, the time remaining to maturity and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate, among other factors described under “Risk Factors Relating to the Securities—Risk Factors Relating to All Securities—The value of your securities prior to maturity will fluctuate based on many unpredictable factors” in the accompanying product supplement. Changes in the closing values of the underlyings may not result in a comparable change in the value of your securities. You should understand that the value of your securities at any time prior to maturity may be significantly less than the issue price.

▪	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Securities” in this pricing supplement.

▪	The Global X Copper Miners ETF is subject to risks associated with the copper mining industry. All or substantially all of the equity securities held by the Global X Copper Miners ETF are issued by companies whose primary line of business is directly associated with the copper mining industry. As a result, the value of the securities may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting this industry than a different investment linked to securities of a more broadly diversified group of issuers. Issuers in mining-related industries can be significantly affected by fluctuations in inflation rates, interest rates, monetary policy, economic conditions and political stability. In addition, metals and mining companies may also be significantly affected by import controls, worldwide competition, liability for environmental damage, depletion of resources and mandated expenditures for safety and pollution control devices. Major expenditures may be required to establish reserves by drilling and to construct mining and processing facilities at a site. In addition, mineral exploration companies typically operate at a loss and are dependent on securing equity and/or debt financing, which might be more difficult to secure for an exploration company than for a more established counterpart. These factors could affect the copper mining industry and could affect the value of the equity securities held by

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Citigroup Global Markets Holdings Inc.

the Global X Copper Miners ETF and the price of the Global X Copper Miners ETF during the term of the securities, which may adversely affect the value of your securities.

▪	The Global X Copper Miners ETF is subject to risks associated with foreign securities markets. Some of the securities held by the Global X Copper Miners ETF are issued by foreign companies and you should be aware that investments in securities linked to the value of foreign equity securities involve particular risks. Foreign securities markets may have less liquidity and may be more volatile than the U.S. securities markets, and market developments may affect foreign markets differently than U.S. securities markets. Direct or indirect government intervention to stabilize a foreign securities market, as well as cross-shareholdings in foreign companies, may affect trading prices and volumes in those markets. Also, there is generally less publicly available information about non-U.S. companies that are not subject to the reporting requirements of the Securities and Exchange Commission, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

The prices and performance of securities of non-U.S. companies are subject to political, economic, financial, military and social factors which could negatively affect foreign securities markets, including the possibility of recent or future changes in a foreign government’s economic, monetary and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities, the possibility of imposition of withholding taxes on dividend income, the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility or political instability and the possibility of natural disaster or adverse public health developments. Moreover, the relevant non-U.S. economies may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, trade surpluses or deficits, capital reinvestment, resources and self-sufficiency.

In addition, the Global X Copper Miners ETF may include companies in countries with emerging markets. Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions (due to economic dependence upon commodity prices and international trade), and may suffer from extreme and volatile debt burdens, currency devaluations or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.

The securities included in the Global X Copper Miners ETF may be listed on a foreign stock exchange. A foreign stock exchange may impose trading limitations intended to prevent extreme fluctuations in individual security prices and may suspend trading in certain circumstances. These actions could limit variations in the closing value of the Global X Copper Miners ETF which could, in turn, adversely affect the value of the securities.

▪	Fluctuations in exchange rates will affect the closing value of the Global X Copper Miners ETF. Because the Global X Copper Miners ETF includes securities that trade outside the United States and the closing value of the Global X Copper Miners ETF is based on the U.S. dollar value of those securities, holders of the securities will be exposed to currency exchange rate risk with respect to each of the currencies in which such securities trade. Exchange rate movements for a particular currency are volatile and are the result of numerous factors specific to the relevant country, including the supply of, and the demand for, those currencies, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to each applicable region. An investor’s net exposure will depend on the extent to which the currencies of the applicable countries strengthen or weaken against the U.S. dollar and the relative weight of each currency. If, taking into account such weighting, the dollar strengthens against the currencies of the securities held by the Global X Copper Miners ETF, the price of the shares of the Global X Copper Miners ETF will be adversely affected for that reason alone and your return on the securities may be reduced. Of particular importance to potential currency exchange risk are: existing and expected rates of inflation; existing and expected interest rate levels; the balance of payments; and the extent of governmental surpluses or deficits in the applicable countries and the United States. All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the applicable countries and the United States. and other countries important to international trade and finance.

▪	Recent executive orders may adversely affect the Global X Copper Miners ETF. Pursuant to recent executive orders, U.S. persons are prohibited from engaging in transactions in, or possession of, publicly traded securities of certain companies that are determined to be linked to the People’s Republic of China military, intelligence and security apparatus, or securities that are derivative of, or are designed to provide investment exposure to, those securities. If the issuer of any of the equity securities held by the Global X Copper Miners ETF is in the future designated as such a prohibited company, the value of that company may be adversely affected, perhaps significantly, which would adversely affect the performance of the Global X Copper Miners ETF. In addition, under these circumstances, each of the sponsor of the underlying index for the Global X Copper Miners ETF and the Global X Copper Miners ETF is expected to remove the equity securities of that company from that underlying index and the underlying, respectively. Any changes to the composition of the Global X Copper Miners ETF in response to these executive orders could adversely affect its performance, and therefore the value of the securities.

▪	The performance and market value of the Global X Copper Miners ETF may not completely track the performance of the underlying index that it seeks to track or its net asset value per share. The Global X Copper Miners ETF does not fully replicate the underlying index that it seeks to track and may hold securities different from those included in its underlying index. In addition, the performance of the Global X Copper Miners ETF will reflect additional transaction costs and fees that are not included in the calculation of its underlying index. All of these factors may lead to a lack of correlation between the performance of the Global X Copper Miners ETF and its underlying index. In addition, corporate actions with respect to the equity securities held by the Global X Copper Miners ETF (such as mergers and spin-offs) may impact the variance between the performance of the Global X Copper Miners ETF and its underlying index. Finally, because the shares of the Global X Copper Miners ETF are traded on an exchange and are subject to market supply and

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Citigroup Global Markets Holdings Inc.

investor demand, the closing value of the Global X Copper Miners ETF may differ from the net asset value per share of the Global X Copper Miners ETF.

During periods of market volatility, securities included in the Global X Copper Miners ETF’s underlying index may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the Global X Copper Miners ETF and the liquidity of the Global X Copper Miners ETF may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the Global X Copper Miners ETF. Further, market volatility may adversely affect, sometimes materially, the price at which market participants are willing to buy and sell the shares of the Global X Copper Miners ETF. As a result, under these circumstances, the closing value of the Global X Copper Miners ETF may vary substantially from the net asset value per share of the Global X Copper Miners ETF.  For all of the foregoing reasons, the performance of the Global X Copper Miners ETF may not correlate with the performance of its underlying index and/or its net asset value per share, which could materially and adversely affect the value of the securities and/or reduce your return on the securities.

▪	The securities are subject to risks associated with silver. The iShares® Silver Trust seeks to reflect generally the performance of the price of silver, less the iShares® Silver Trust’s expenses and liabilities. The price of silver is primarily affected by global demand for and supply of silver. Silver prices can fluctuate widely and may be affected by numerous factors. These include general economic trends, technical developments, substitution issues and regulation, as well as specific factors including industrial and jewelry demand, expectations with respect to the rate of inflation, the relative strength of the U.S. dollar (the currency in which the price of silver is generally quoted) and other currencies, interest rates, central bank sales, forward sales by producers, global or regional political or economic events and production costs and disruptions in major silver-producing countries, such as Mexico, China and Peru. The demand for and supply of silver affect silver prices, but not necessarily in the same manner as supply and demand affect the prices of other commodities. The supply of silver consists of a combination of new mine production and existing stocks of bullion and fabricated silver held by governments, public and private financial institutions, industrial organizations and private individuals. In addition, the price of silver has on occasion been subject to very rapid short-term changes due to speculative activities. From time to time, above-ground inventories of silver may also influence the market. The major end uses for silver include industrial applications, jewelry and silverware. It is not possible to predict the aggregate effect of all or any combination of these factors.

▪	The securities are subject to risks associated with gold. The investment objective of the SPDR® Gold Trust is to reflect the performance of the price of gold bullion, less the expenses of the SPDR® Gold Trust’s operations. The price of gold is primarily affected by the global demand for and supply of gold. The market for gold bullion is global, and gold prices are subject to volatile price movements over short periods of time and are affected by numerous factors, including macroeconomic factors, such as the structure of and confidence in the global monetary system, expectations regarding the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is usually quoted), interest rates, gold borrowing and lending rates and global or regional economic, financial, political, regulatory, judicial or other events. Gold prices may be affected by industry factors, such as industrial and jewelry demand as well as lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions that hold gold. Additionally, gold prices may be affected by levels of gold production, production costs and short-term changes in supply and demand due to trading activities in the gold market. From time to time, above-ground inventories of gold may also influence the market. It is not possible to predict the aggregate effect of all or any combination of these factors. The price of gold has recently been, and may continue to be, extremely volatile.

▪	You will not have any rights with respect to the commodities held by the iShares® Silver Trust and the SPDR® Gold Trust.

▪	The iShares® Silver Trust and the SPDR® Gold Trust are not investment companies or commodity pools and will not be subject to regulation under the Investment Company Act of 1940, as amended, or the Commodity Exchange Act. Accordingly, you will not benefit from any regulatory protections afforded to persons who invest in regulated investment companies or commodity pools.

▪	The performance and market value of the iShares® Silver Trust and the SPDR® Gold Trust, particularly during periods of market volatility, may not correlate with the performance of its respective underlying commodity as well as the net asset value per share. The iShares® Silver Trust and the SPDR® Gold Trust do not fully replicate the performance of their respective underlying commodity, which is silver with respect to the iShares® Silver Trust and gold with respect to the SPDR® Gold Trust, due to the fees and expenses charged by such underlying or by restrictions on access to their respective underlying commodity due to other circumstances. The iShares® Silver Trust and the SPDR® Gold Trust do not generate any income, and as the iShares® Silver Trust and the SPDR® Gold Trust regularly sell their respective underlying commodity to pay for ongoing expenses, the amount of their respective underlying commodity represented by each share gradually declines over time. The iShares® Silver Trust and the SPDR® Gold Trust sell their respective underlying commodity to pay expenses on an ongoing basis irrespective of whether the trading price of the shares rises or falls in response to changes in the price of their respective underlying commodity. The sale by the iShares® Silver Trust and the SPDR® Gold Trust of their respective underlying commodity to pay expenses at a time of low prices for their respective underlying commodity could adversely affect the value of the securities. Additionally, there is a risk that some or all of the iShares® Silver Trust and the SPDR® Gold Trust holdings in their respective underlying commodity could be lost, damaged or stolen. Access to the iShares® Silver Trust and the SPDR® Gold Trust’s respective underlying commodity could also be restricted by natural events (such as an earthquake) or human actions (such as a terrorist attack). All of these factors may lead to a lack of correlation between the performance of the iShares® Silver Trust and the SPDR® Gold Trust and their respective underlying commodity. In addition, because the underlying shares are traded on a securities exchange and are subject to market supply and investor demand, the market value of one share of the iShares® Silver Trust and the SPDR® Gold Trust may differ from the net asset value per share of such underlying.

During periods of market volatility, the iShares® Silver Trust and the SPDR® Gold Trust’s respective underlying commodity may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the underlying shares and the liquidity of the underlying shares may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the underlying shares. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the underlying shares. As a result,

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Citigroup Global Markets Holdings Inc.

under these circumstances, the market value of shares of the underlying shares may vary substantially from the net asset value per share of the underlying shares. For all of the foregoing reasons, the performance of the iShares® Silver Trust and the SPDR® Gold Trust may not correlate with the performance of their respective underlying commodity as well as the net asset value per share of such underlying, which could materially and adversely affect the value of the securities in the secondary market and/or reduce any payment on the securities.

▪	There are risks relating to commodities trading on the London Bullion Market Association. The iShares® Silver Trust seeks to reflect generally the performance of the price of silver, less the iShares® Silver Trust’s expenses and liabilities. The investment objective of the SPDR® Gold Trust is to reflect the performance of the price of gold bullion, less the expenses of the SPDR® Gold Trust’s operations. The prices of silver and gold are determined by the London Bullion Market Association (“LBMA”) or an independent service provider appointed by the LBMA. The LBMA is a self-regulatory association of bullion market participants. Although all market-making members of the LBMA are supervised by the Bank of England and are required to satisfy a capital adequacy test, the LBMA itself is not a regulated entity. If the LBMA should cease operations, or if bullion trading should become subject to a value added tax or other tax or any other form of regulation currently not in place, the role of the LBMA silver price and LBMA gold price as a global benchmark for the value of silver and gold, respectively, may be adversely affected. The LBMA is a principals’ market, which operates in a manner more closely analogous to an over-the-counter physical commodity market than regulated futures markets, and certain features of U.S. futures contracts are not present in the context of LBMA trading. For example, there are no daily price limits on the LBMA, which would otherwise restrict fluctuations in the prices of LBMA contracts. In a declining market, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days. The LBMA may alter, discontinue or suspend calculation or dissemination of the LBMA silver price or LBMA gold price, which could adversely affect the value of the securities. The LBMA, or an independent service provider appointed by the LBMA, will have no obligation to consider your interests in calculating or revising the LBMA silver price or LBMA gold price.

▪	Single commodity prices tend to be more volatile than, and may not correlate with, the prices of commodities generally. The iShares® Silver Trust and the SPDR® Gold Trust are linked to a single commodity and not to a diverse basket of commodities or a broad-based commodity index. The iShares® Silver Trust and the SPDR® Gold Trust’s respective underlying commodity may not correlate to the price of commodities generally and may diverge significantly from the prices of commodities generally. As a result, the securities carry greater risk and may be more volatile than securities linked to the prices of more commodities or a broad-based commodity index.

▪	Our offering of the securities is not a recommendation of any underlying. The fact that we are offering the securities does not mean that we believe that investing in an instrument linked to the underlyings is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the underlyings or in instruments related to the underlyings, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlyings. These and other activities of our affiliates may affect the closing values of the underlyings in a way that negatively affects the value of and your return on the securities.

▪	The closing value of an underlying may be adversely affected by our or our affiliates’ hedging and other trading activities. We have hedged our obligations under the securities through CGMI or other of our affiliates, who have taken positions in the underlyings or in financial instruments related to the underlyings and may adjust such positions during the term of the securities. Our affiliates also take positions in the underlyings or in financial instruments related to the underlyings on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the closing values of the underlyings in a way that negatively affects the value of and your return on the securities. They could also result in substantial returns for us or our affiliates while the value of the securities declines.

▪	We and our affiliates may have economic interests that are adverse to yours as a result of our affiliates’ business activities. Our affiliates engage in business activities with a wide range of companies. These activities include extending loans, making and facilitating investments, underwriting securities offerings and providing advisory services. These activities could involve or affect the underlyings in a way that negatively affects the value of and your return on the securities. They could also result in substantial returns for us or our affiliates while the value of the securities declines. In addition, in the course of this business, we or our affiliates may acquire non-public information, which will not be disclosed to you.

▪	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities. If certain events occur during the term of the securities, such as market disruption events and other events with respect to an underlying, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your return on the securities. In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities. See “Risk Factors Relating to the Securities—Risk Factors Relating to All Securities—The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities” in the accompanying product supplement.

▪	Even if an underlying pays a dividend that it identifies as special or extraordinary, no adjustment will be required under the securities for that dividend unless it meets the criteria specified in the accompanying product supplement. In general, an adjustment will not be made under the terms of the securities for any cash dividend paid by an underlying unless the amount of the dividend per share, together with any other dividends paid in the same quarter, exceeds the dividend paid per share in the most recent quarter by an amount equal to at least 10% of the closing value of that underlying on the date of declaration of the dividend. Any dividend will reduce the closing value of the underlying by the amount of the dividend per share. If an underlying pays any dividend for which an adjustment is not made under the terms of the securities, holders of the securities will be adversely affected. See “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Dilution and Reorganization Adjustments—Certain Extraordinary Cash Dividends” in the accompanying product supplement.

▪	The securities will not be adjusted for all events that may have a dilutive effect on or otherwise adversely affect the closing value of an underlying. For example, we will not make any adjustment for ordinary dividends or extraordinary dividends that do not meet

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Citigroup Global Markets Holdings Inc.

the criteria described above, partial tender offers or additional underlying share issuances. Moreover, the adjustments we do make may not fully offset the dilutive or adverse effect of the particular event. Investors in the securities may be adversely affected by such an event in a circumstance in which a direct holder of the underlying shares of an underlying would not.

▪	The securities may become linked to an underlying other than an original underlying upon the occurrence of a reorganization event or upon the delisting of the underlying shares of that original underlying. For example, if an underlying enters into a merger agreement that provides for holders of its underlying shares to receive shares of another entity and such shares are marketable securities, the closing value of that underlying following consummation of the merger will be based on the value of such other shares. Additionally, if the underlying shares of an underlying are delisted, the calculation agent may select a successor underlying. See “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF” in the accompanying product supplement.

▪	The value and performance of the underlying shares of an underlying may not completely track the performance of the underlying index that the underlying seeks to track or the net asset value per share of the underlying. Each underlying does not fully replicate the underlying index that it seeks to track and may hold securities different from those included in its underlying index. In addition, the performance of an underlying will reflect additional transaction costs and fees that are not included in the calculation of its underlying index. All of these factors may lead to a lack of correlation between the performance of an underlying and its underlying index. In addition, corporate actions with respect to the equity securities held by an underlying (such as mergers and spin-offs) may impact the variance between the performance of an underlying and its underlying index. Finally, because the underlying shares are traded on an exchange and are subject to market supply and investor demand, the closing value of an underlying may differ from the net asset value per share of an underlying.

During periods of market volatility, securities included in an underlying’s underlying index may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of an underlying and the liquidity of an underlying may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of an underlying. Further, market volatility may adversely affect, sometimes materially, the price at which market participants are willing to buy and sell the underlying shares. As a result, under these circumstances, the closing value of an underlying may vary substantially from the net asset value per share of an underlying. For all of the foregoing reasons, the performance of an underlying may not correlate with the performance of its underlying index and/or its net asset value per share, which could materially and adversely affect the value of the securities and/or reduce your return on the securities.

▪	Changes that affect the underlyings may affect the value of your securities. The sponsors of the underlyings may at any time make methodological changes or other changes in the manner in which they operate that could affect the values of the underlyings. We are not affiliated with any such underlying sponsor and, accordingly, we have no control over any changes any such sponsor may make. Such changes could adversely affect the performance of the underlyings and the value of and your return on the securities.

▪	The U.S. federal tax consequences of an investment in the securities are unclear. There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid forward contracts. If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities might be materially and adversely affected. Even if the treatment of the securities as prepaid forward contracts is respected, a security may be treated as a “constructive ownership transaction,” with potentially adverse consequences described below under “United States Federal Tax Considerations.” Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the securities, possibly retroactively.

If you are a non-U.S. investor, you should review the discussion of withholding tax issues in “United States Federal Tax Considerations—Non-U.S. Holders” below.

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement. You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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Citigroup Global Markets Holdings Inc.

Information About the Global X Copper Miners ETF

The Global X Copper Miners ETF is an exchange-traded fund of Global X Funds®, a registered investment company, that seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the Solactive Global Copper Miners Total Return Index, which we refer to as the underlying index with respect to the Global X Copper Miners ETF.  The Solactive Global Copper Miners Total Return Index is a modified market capitalization-weighted index that is designed to track the performance of international companies active in the exploration, mining and/or refining of copper.

Information provided to or filed with the SEC by the Global X Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-151713 and 811-22209, respectively, through the SEC’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. The Global X Copper Miners ETF trades on the NYSE Arca under the ticker symbol “COPX.”

We have derived all information regarding the Global X Copper Miners ETF from publicly available information and have not independently verified any information regarding the Global X Copper Miners ETF. This pricing supplement relates only to the securities and not to the Global X Copper Miners ETF. We make no representation as to the performance of the Global X Copper Miners ETF over the term of the securities.

Global X Management uses a “passive” or indexing approach to try to achieve the Global X Copper Miners ETF’s investment objective. The Global X Copper Miners ETF generally will use a replication strategy. A replication strategy is an indexing strategy that involves investing in the securities of the Solactive Global Copper Miners Total Return Index in approximately the same proportions as in the Solactive Global Copper Miners Total Return Index. However, the Global X Copper Miners ETF may utilize a representative sampling strategy with respect to the Solactive Global Copper Miners Total Return Index when a replication strategy might be detrimental or disadvantageous to shareholders of the Global X Copper Miners ETF, such as when there are practical difficulties or substantial costs involved in compiling a portfolio of equity securities to replicate the Solactive Global Copper Miners Total Return Index, in instances in which a security in the Solactive Global Copper Miners Total Return Index becomes temporarily illiquid, unavailable or less liquid, or as a result of legal restrictions or limitations (such as tax diversification requirements) that apply to the Global X Copper Miners ETF but not the Solactive Global Copper Miners Total Return Index.

Tracking error is the divergence of the Global X Copper Miners ETF’s performance from that of the Solactive Global Copper Miners Total Return Index. Tracking error may occur because of differences between the securities and other instruments held in the Global X Copper Miners ETF’s portfolio and those included in the Solactive Global Copper Miners Total Return Index, pricing differences (including differences between a security’s price at the local market close and the Global X Copper Miners ETF’s valuation of a security at the time of calculation of the Global X Copper Miners ETF’s net asset value), transaction costs incurred by the Global X Copper Miners ETF, the Global X Copper Miners ETF’s holding of uninvested cash, size of the Global X Copper Miners ETF, differences in timing of the accrual of or the valuation of dividends or interest, tax gains or losses, changes to the Solactive Global Copper Miners Total Return Index or the costs to the Global X Copper Miners ETF of complying with various new or existing regulatory requirements. This risk may be heightened during times of increased market volatility or other unusual market conditions. Tracking error also may result because the Global X Copper Miners ETF incurs fees and expenses, while the Solactive Global Copper Miners Total Return Index does not. Exchange-traded funds that track indices with significant weight in emerging markets issuers may experience higher tracking error than other exchange-traded funds that do not track such indices.

The Solactive Global Copper Miners Total Return Index

All information contained in this pricing supplement regarding the Solactive Global Copper Miners Total Return Index, including, without limitation, its make-up, method of calculation and changes in its components, has been derived from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, Solactive AG (“Solactive”). The Solactive Global Copper Miners Total Return Index is calculated, maintained and published by Solactive. Solactive has no obligation to continue to publish, and may discontinue publication of, the Solactive Global Copper Miners Total Return Index.

The Solactive Global Copper Miners Total Return Index is reported by Bloomberg L.P. under the ticker symbol “SOLGLOCO.”

The Solactive Global Copper Miners Total Return Index is a modified market capitalization-weighted index that is designed to track the performance of international companies active in the exploration, mining and/or refining of copper. The Solactive Global Copper Miners Total Return Index has a base date of February 26, 2010 and a base value of 100.

Composition of the Solactive Global Copper Miners Total Return Index

Selection of Index Components

The composition of the Solactive Global Copper Miners Total Return Index is ordinarily adjusted twice a year on the last trading day in April and October (the “Adjustment Day”). On the tenth business day before an Adjustment Day (a “Selection Day”), Solactive provides the “Selection Pool” which, in respect of a Selection Day, consists of the companies that fulfill the following conditions:

1.	Primary listing in one of the countries that are part of the Developed Markets and Emerging Markets (excluding China, India and Taiwan) as defined by the Solactive Country Classification;

2.	Significant business operations in copper mining industry, meaning that significant revenues of the company are generated or expected to be generated in the future either from copper mining or closely related activities (i.e. exploration and refining of copper):

3.	Free float market capitalization of at least US$200 million for companies that are not currently included in the Solactive Global Copper Miners Total Return Index on the Selection Day or at least US$100 million for companies that are currently included in the Solactive Global Copper Miners Total Return Index on the Selection Day;

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Citigroup Global Markets Holdings Inc.

4.	Average daily trading volume over all national exchanges within the listed country in the three months prior to the Selection Day (or, in the case of a company that has completed a significant initial public offering (“significant IPO”) less than three months prior to the Selection Day, i.e. an IPO with a company level total market capitalization greater than the company level total market capitalization of at least 50% of the current Index Components as of the previous Selection Day, the period from the security’s first trading day to the Selection Day) expressed in U.S. dollars (the “Relevant Trading Volume”) of at least US$500,000 for companies that are not currently included in the Solactive Global Copper Miners Total Return Index on the Selection Day or at least US$250,000 for companies that are currently included in the Solactive Global Copper Miners Total Return Index on the Selection Day and average monthly trading volume of at least 75,000 shares in each of the last six months or available history if shorter (the “Liquidity Criterion”); and

5.	Initial public offerings with less than three calendar months of trading history as of the Selection Day must have been listed at least 10 calendar days prior to the Selection Day, if considered as significant IPO, and three calendar months prior to the Selection Day, in the case of other IPOs.

The Index Committee (as defined below) may decide to include companies in the Selection Pool that do not fulfill the Liquidity Criterion.

The companies in the Selection Pool are ranked according to their Relevant Trading Volume. The companies with the highest ranks are then chosen as “Index Components” and the new index composition is effective starting the immediately following Adjustment Day.

The minimum number of Index Components is 20 and the maximum number of Index Components is 40. The Index Committee may decide to increase the maximum number of Index Components on a Selection Day. In case the rank assigned to a company that is currently an Index Component on a Selection Day is not sufficient to be selected as an Index Component, it will only be removed from the Solactive Global Copper Miners Total Return Index if its rank exceeds the maximum number of Index Components by more than five ranks. In that case, the company with the lowest rank that would have been selected as an Index Component on a Selection Day but that is not currently an Index Component on that Selection Day will not be selected for inclusion in the Solactive Global Copper Miners Total Return Index.

Weighting of Index Components

On each Selection Day, each Index Component of the Solactive Global Copper Miners Total Return Index is weighted proportionally according to its free float market capitalization. The following caps and weight restrictions are then applied:

1.	The percentage weight of a single Index Component is capped at 4.75%. The excess weight is allocated proportionally to all Index Components whose percentage weight is not capped.

2.	The aggregate percentage weight of Index Components that do not fulfill the Liquidity Criterion is capped at 10%. The excess weight is allocated proportionally to all Index Components whose percentage weight is not capped.

3.	The Index Committee may decide on the Selection Day that if the current Index Components and weightings are still compliant with applicable financial product regulations and if the Solactive Global Copper Miners Total Return Index still validly represents the copper market (in particular, no components need to be added or removed) that there will be no change to the Index Components and weightings on the upcoming Adjustment Day.

The new index composition of the Solactive Global Copper Miners Total Return Index and weightings are implemented after the close of trading on the Adjustment Day. The capping methodology may be amended by the Index Committee from time to time to ensure appropriate index representation and index compliance with financial product regulations.

Continuous Listing Standard Review

On each Monitoring Selection Day (as defined below), the Index Components will be reviewed for a breach of the following criteria (the “Continuous Listing Standards”):

1.	The maximum weight of the top Index Component must not be larger than 25%. If this criterion is breached, the stock is capped at 22% and the excess weight is redistributed to other non-capped stocks.

2.	The maximum aggregate weight of the top 5 Index Components must not exceed 60%. If this criterion is breached, the stocks will be proportionally capped at 55% and the excess weight is redistributed to other non-capped stocks.

3.	The maximum weight of Index Components with a market liquidity below 250,000 shares traded (monthly average of the previous 6 months or available history if shorter) and US$25 million monthly average daily traded value (monthly average of the previous 6 months or available history if shorter) must not exceed 30%. If this criterion is breached, the stocks with a market liquidity below 250,000 shares traded (monthly average of the previous 6 months or available history if shorter) and US$25 million monthly average daily traded value (monthly average of the previous 6 months or available history if shorter) will be proportionally capped at 25% and the excess weight is redistributed to other non-capped stocks.

4.	The maximum weight of Index Components with a market capitalization below US$100 million must not account for more than 10%. If this criterion is breached, stocks with market capitalization below US$100 million will be proportionally capped at 9% and the excess weight is redistributed to other non-capped stocks.

This reweighting process will be repeated until no Continuous Listing Standards are breached. In the event that the Continuous Listing Standards cannot be satisfied using the buffers described above, the weighting will be reviewed by the Index Committee. After the review, the decision will be announced publicly.

The “Monitoring Selection Day” is the business day that is ten business days before the Monitoring Adjustment Day, disregarding any potential changes to the Monitoring Adjustment Day. The “Monitoring Adjustment Day” is the last trading day in January, April, July and October.

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Citigroup Global Markets Holdings Inc.

Calculation of the Solactive Global Copper Miners Total Return Index

Index Type

The Solactive Global Copper Miners Total Return Index is calculated as a net total return index. A net total return index seeks to replicate the overall return from holding a portfolio consisting of the Index Components. In order to achieve this aim, a net total return index considers payments, such as dividends, after the deduction of any withholding tax or other amounts an investor holding the Index Components would typically be exposed to.

Index Formula

The Solactive Global Copper Miners Total Return Index’s index level on a given business day is calculated as follows:

The sum of the market capitalization of the Index Components is divided by the divisor, which is a mathematical factor defined at the inception of the Solactive Global Copper Miners Total Return Index.  The divisor is adjusted by certain corporate actions and index rebalances.  Additionally, dividends paid by any Index Component are applied across the entire basket by changing the divisor.

with

Si,t = total number of shares of the Index Component i on trading day t

Pi,t = price of the Index Component i on trading day t

fi,t = foreign exchange rate of the Index Component i on trading day t

WCFi,t = Weighting Cap Factor of the Index Component i on trading day t

FFFi,t = Free Float Factor of the Index Component i on trading day t

Dt = Divisor on trading day t

Adjustments

The Solactive Global Copper Miners Total Return Index will need to be adjusted for systematic changes in prices once they become effective.  This will require the new number of shares of the affected Index Component to be calculated on an ex-ante basis.  Following the Index Committee’s decision, the Solactive Global Copper Miners Total Return Index may be adjusted for distributions, capital increases, right issues, splits, par value conversions and capital reductions.

Currency conversion

For intraday calculation of the Solactive Global Copper Miners Total Return Index, prices of Index Components not in U.S. dollars are converted using the current Intercontinental Exchange spot foreign exchange rate.  Should there be no current price available for an Index Component, the most recent price or the trading price for the preceding trading day is used in the calculation.  For the daily index closing value calculation, trading prices of Index Components not in U.S. dollars are converted using the 4pm London time WM Fixing quoted by Reuters.  If there is no 4pm London time WM Fixing for the relevant business day, the last available 4pm London time WM Fixing will be used for the index closing value calculation.

Index Maintenance

Ordinary Adjustments

The composition of the Solactive Global Copper Miners Total Return Index is reviewed on each Selection Day.  Solactive will publish any changes made to the Index Components with sufficient notice before the relevant Adjustment Day.

Extraordinary Adjustments

If a company included in the Solactive Global Copper Miners Total Return Index is removed from the Solactive Global Copper Miners Total Return Index between two Adjustment Days due to an extraordinary event (such as a merger, a takeover bid, a delisting, the nationalization of a company or insolvency), if necessary, the Index Committee will designate a successor.  The Solactive Global Copper Miners Total Return Index will be adjusted that same day.  This will be announced by Solactive after the close of business on the day on which the new composition of the Solactive Global Copper Miners Total Return Index is determined by the Index Committee.

Corporate Actions

Following the announcement by a company included in the Solactive Global Copper Miners Total Return Index of the terms and conditions of a corporate action, Solactive, the current “Index Administrator,” determines whether such corporate action has a dilution, concentration or other effect on the price of the Index Component.  The Index Administrator will then make the necessary adjustments to the affected Index Component and/or the formula for calculating the Solactive Global Copper Miners Total Return Index and/or to other terms and conditions in the index rules for the Solactive Global Copper Miners Total Return Index that they deem appropriate in order to take into account the dilution, concentration or other effect and will determine the date on which this adjustment will be effective.

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Citigroup Global Markets Holdings Inc.

Amongst other things, the Index Administrator can take into account the adjustment made by an Affiliated Exchange (as defined below) as a result of the corporate actions with regard to option and future contracts on the respective share traded on this Affiliated Exchange.  An “Affiliated Exchange” is, with regard to an Index Component, an exchange, trading or quotation system on which options and futures contracts on the Index Component in question are traded, as specified by the Index Administrator.

Index Oversight

A committee composed of staff from Solactive (the “Index Committee”) is responsible for any amendments to the rules of governing the Solactive Global Copper Miners Total Return Index.  Any amendment to these rules must be submitted to the Index Committee for prior approval and will be made in compliance with Solactive’s methodology policy.  The methodology of the Solactive Global Copper Miners Total Return Index is subject to regular review, at least annually.  In case a need of a change of the methodology has been identified within this review, this change will be made in accordance with Solactive’s methodology policy.

The securities represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. The sponsor of the Global X Copper Miners ETF is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

Historical Information

The closing value of the Global X Copper Miners ETF on June 26, 2025 was $45.59.

The graph below shows the closing value of the Global X Copper Miners ETF for each day such value was available from January 2, 2015 to June 26, 2025. We obtained the closing values from Bloomberg L.P., without independent verification. You should not take historical closing values as an indication of future performance.

Global X Copper Miners ETF – Historical Closing Values January 2, 2015 to June 26, 2025

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Citigroup Global Markets Holdings Inc.

Information About the iShares® Silver Trust

The iShares® Silver Trust is an exchange-traded fund that seeks to provide investment results that correspond generally to the performance of the price of silver (an “underlying commodity”), less the iShares® Silver Trust’s expenses. The assets of the iShares® Silver Trust consist primarily of silver held by a custodian on behalf of the iShares® Silver Trust. The iShares® Silver Trust issues shares in exchange for deposits of silver and distributes silver in connection with the redemption of shares. The shares of the iShares® Silver Trust are designed for investors who want a cost-effective and convenient way to invest in silver. The shares of the iShares® Silver Trust represent units of fractional undivided beneficial interest in and ownership of the iShares® Silver Trust. The iShares® Silver Trust is a passive investment vehicle and the trustee of the iShares® Silver Trust does not actively manage the silver held by the iShares® Silver Trust. The trustee of the iShares® Silver Trust sells silver held by the iShares® Silver Trust to pay the iShares® Silver Trust’s expenses on an as-needed basis irrespective of then-current silver prices. Currently, the iShares® Silver Trust’s only recurring fixed expense is iShares Delaware Trust Sponsor LLC’s fee which accrues daily at an annual rate equal to 0.50% of the daily net asset value of the iShares® Silver Trust, in exchange for iShares Delaware Trust Sponsor LLC assuming the responsibility to pay all ordinary fees and expenses of the iShares® Silver Trust.

Information provided to or filed with the SEC by the iShares® Silver Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-237679 and 001-32863, respectively, through the SEC’s website at http://www.sec.gov. The underlying shares of the iShares® Silver Trust trade on the NYSE Arca under the ticker symbol “SLV.”

We have derived all information regarding the iShares® Silver Trust from publicly available information and have not independently verified any information regarding the iShares® Silver Trust. This pricing supplement relates only to the securities and not to the iShares® Silver Trust. We make no representation as to the performance of the iShares® Silver Trust over the term of the securities.

The securities represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. The sponsor of the iShares® Silver Trust is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

Historical Information

The closing value of the iShares® Silver Trust on June 26, 2025 was $33.34.

The graph below shows the closing value of the iShares® Silver Trust for each day such value was available from January 2, 2015 to June 26, 2025. We obtained the closing values from Bloomberg L.P., without independent verification. You should not take historical closing values as an indication of future performance.

iShares® Silver Trust – Historical Closing Values January 2, 2015 to June 26, 2025

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Citigroup Global Markets Holdings Inc.

Information About the SPDR® Gold Trust

The SPDR® Gold Trust is an exchange-traded fund that seeks to provide investment results that correspond generally to the performance of the price of gold bullion (an “underlying commodity”), less the SPDR® Gold Trust’s expenses. The SPDR® Gold Trust holds gold bars and from time to time, issues shares in exchange for deposits of gold and distributes gold in connection with the redemption of shares. The shares of the SPDR® Gold Trust are designed for investors who want a cost-effective and convenient way to invest in gold. The shares of the SPDR® Gold Trust represent units of fractional undivided beneficial interest in and ownership of the SPDR® Gold Trust. The SPDR® Gold Trust is a passive investment vehicle and the trustee of the SPDR® Gold Trust does not actively manage the gold held by the SPDR® Gold Trust. The trustee of the SPDR® Gold Trust sells gold held by the SPDR® Gold Trust to pay the SPDR® Gold Trust’s expenses on an as-needed basis irrespective of then-current gold prices. Currently, the SPDR® Gold Trust’s only recurring fixed expense is World Gold’s fee which accrues daily at an annual rate equal to 0.40% of the daily net asset value of the SPDR® Gold Trust, in exchange for World Gold assuming the responsibility to pay all ordinary fees and expenses of the SPDR® Gold Trust.

Information provided to or filed with the SEC by the SPDR® Gold Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-233191 and 001-32356, respectively, through the SEC’s website at http://www.sec.gov. The underlying shares of the SPDR® Gold Trust trade on the NYSE Arca under the ticker symbol “GLD.”

We have derived all information regarding the SPDR® Gold Trust from publicly available information and have not independently verified any information regarding the SPDR® Gold Trust. This pricing supplement relates only to the securities and not to the SPDR® Gold Trust. We make no representation as to the performance of the SPDR® Gold Trust over the term of the securities.

The securities represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. The sponsor of the SPDR® Gold Trust is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

Historical Information

The closing value of the SPDR® Gold Trust on June 26, 2025 was $306.78.

The graph below shows the closing value of the SPDR® Gold Trust for each day such value was available from January 2, 2015 to June 26, 2025. We obtained the closing values from Bloomberg L.P., without independent verification. You should not take historical closing values as an indication of future performance.

SPDR® Gold Trust – Historical Closing Values January 2, 2015 to June 26, 2025

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Citigroup Global Markets Holdings Inc.

United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, a security should be treated as a prepaid forward contract for U.S. federal income tax purposes.  By purchasing a security, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment. There is uncertainty regarding this treatment, and the IRS or a court might not agree with it.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:

•	You should not recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or exchange.

•	Upon a sale or exchange of a security (including retirement at maturity), you should recognize gain or loss equal to the difference between the amount realized and your tax basis in the security. Subject to the discussion below concerning the potential application of the “constructive ownership” rules under Section 1260 of the Code, any gain or loss recognized upon a sale, exchange or retirement of a security should be long-term capital gain or loss if you held the security for more than one year.

Even if the treatment of the securities as prepaid forward contracts is respected, your purchase of a security may be treated as entry into a “constructive ownership transaction,” within the meaning of Section 1260 of the Code. In that case, all or a portion of any long-term capital gain you would otherwise recognize in respect of your securities would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain.” Any long-term capital gain recharacterized as ordinary income under Section 1260 would be treated as accruing at a constant rate over the period you held your securities, and you would be subject to an interest charge in respect of the deemed tax liability on the income treated as accruing in prior tax years. In addition, long-term capital gain that you would otherwise recognize in respect of your securities up to the amount of the “net underlying long-term capital gain” could, if you are an individual or other non-corporate investor, be subject to tax at the higher rates applicable to “collectibles” instead of the general rates that apply to long-term capital gain. Due to the lack of governing authority under Section 1260, our counsel is not able to opine as to whether or how Section 1260 applies to the securities. You should read the section entitled “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Securities Treated as Prepaid Forward Contracts—Possible Application of Section 1260 of the Code” in the accompanying product supplement for additional information and consult your tax adviser regarding the potential application of the “constructive ownership” rule.

We do not plan to request a ruling from the IRS regarding the treatment of the securities. An alternative characterization of the securities could materially and adversely affect the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax adviser regarding possible alternative tax treatments of the securities and potential changes in applicable law.

Non-U.S. Holders. Subject to the discussions below and in “United States Federal Tax Considerations” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities, you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the securities, provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“U.S. Underlying Equities”) or indices that include U.S. Underlying Equities.  Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. Underlying Equities, as determined based on tests set forth in the applicable Treasury regulations.  However, the regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2027 that do not have a “delta” of one.  Based on the terms of the securities and representations provided by us, our counsel is of the opinion that the securities should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. Underlying Equity and, therefore, should not be subject to withholding tax under Section 871(m).

A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment.  Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions.  You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

If withholding tax applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement.  The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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Citigroup Global Markets Holdings Inc.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of $35.00 for each security sold in this offering. From this underwriting fee, CGMI will pay selected dealers not affiliated with CGMI a fixed selling concession of $35.00 for each security they sell. For the avoidance of doubt, any fees or selling concessions described in this pricing supplement will not be rebated if the securities are automatically redeemed prior to maturity.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the securities prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

For a period of approximately three months following issuance of the securities, the price, if any, at which CGMI would be willing to buy the securities from investors, and the value that will be indicated for the securities on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the securities. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the three-month temporary adjustment period. However, CGMI is not obligated to buy the securities from investors at any time.  See “Summary Risk Factors—The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Global Markets Holdings Inc., when the securities offered by this pricing supplement have been executed and issued by Citigroup Global Markets Holdings Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such securities and the related guarantee of Citigroup Inc. will be valid and binding obligations of Citigroup Global Markets Holdings Inc. and Citigroup Inc., respectively, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the securities.

In giving this opinion, Davis Polk & Wardwell LLP has assumed the legal conclusions expressed in the opinions set forth below of Alexia Breuvart, Secretary and General Counsel of Citigroup Global Markets Holdings Inc., and Karen Wang, Senior Vice President – Corporate Securities Issuance Legal of Citigroup Inc.  In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated February 14, 2024, which has been filed as an exhibit to a Current Report on Form 8-K filed by Citigroup Inc. on February 14, 2024, that the indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of, the trustee and that none of the terms of the securities nor the issuance and delivery of the securities and the related guarantee, nor the compliance by Citigroup Global Markets Holdings Inc. and Citigroup Inc. with the terms of the securities and the related guarantee respectively, will result in a violation of any provision of any instrument or agreement then binding upon Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable, or any restriction imposed by any court or governmental body having jurisdiction over Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable.

In the opinion of Alexia Breuvart, Secretary and General Counsel of Citigroup Global Markets Holdings Inc., (i) the terms of the securities offered by this pricing supplement have been duly established under the indenture and the Board of Directors (or a duly authorized committee thereof) of Citigroup Global Markets Holdings Inc. has duly authorized the issuance and sale of such securities and such authorization has not been modified or rescinded; (ii) Citigroup Global Markets Holdings Inc. is validly existing and in good standing under the laws of the State of New York; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Global Markets Holdings Inc.; and (iv) the execution and delivery of such indenture and of the securities offered by this pricing supplement by Citigroup Global Markets Holdings Inc., and the performance by Citigroup Global Markets Holdings Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York.

Alexia Breuvart, or other internal attorneys with whom she has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to her satisfaction, of such corporate records of Citigroup Global Markets Holdings Inc., certificates or documents as she has deemed appropriate as a basis for the opinions expressed above. In such examination, she or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Global Markets Holdings Inc.), the authenticity of all

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Citigroup Global Markets Holdings Inc.

documents submitted to her or such persons as originals, the conformity to original documents of all documents submitted to her or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

In the opinion of Karen Wang, Senior Vice President – Corporate Securities Issuance Legal of Citigroup Inc., (i) the Board of Directors (or a duly authorized committee thereof) of Citigroup Inc. has duly authorized the guarantee of such securities by Citigroup Inc. and such authorization has not been modified or rescinded; (ii) Citigroup Inc. is validly existing and in good standing under the laws of the State of Delaware; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Inc.; and (iv) the execution and delivery of such indenture, and the performance by Citigroup Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents.  This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

Karen Wang, or other internal attorneys with whom she has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to her satisfaction, of such corporate records of Citigroup Inc., certificates or documents as she has deemed appropriate as a basis for the opinions expressed above. In such examination, she or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Inc.), the authenticity of all documents submitted to her or such persons as originals, the conformity to original documents of all documents submitted to her or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

Contact

Clients may contact their local brokerage representative. Third-party distributors may contact Citi Structured Investment Sales at (212) 723-7005.

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